EXHIBIT 4.1


                     CERTIFICATE OF DESIGNATION, PREFERENCES
                                  AND RIGHTS OF
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                                   MPLC, INC.

                    (PURSUANT TO SECTIONS 141 AND 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)


         MPLC, Inc., a Delaware corporation (the "CORPORATION"), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") at a meeting of the Board of Directors held on February 13, 2007 in accordance with the Delaware General Corporation Law (the "DGCL"), which resolution remains in full force and effect on the date hereof:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation, as amended to date (the "CERTIFICATE OF INCORPORATION"), a series of Preferred Stock, par value $0.10 per share ("PREFERRED STOCK"), to be known as "Series D Convertible Preferred Stock," of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof shall be fixed as set forth in this Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock of the Corporation (the "CERTIFICATE OF DESIGNATION"):

         SECTION 1 DESIGNATION OF AMOUNT. Eight Thousand Three Hundred Thirty-Four (8,334) shares of Preferred Stock shall be, and hereby are, designated the "Series D Convertible Preferred Stock" (the "SERIES D PREFERRED STOCK"), par value $0.10 per share.

         SECTION 2 CERTAIN DEFINITIONS.

         Unless  the  context  otherwise  requires,  the terms  defined  in this
Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

         "COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Corporation.

         "CONVERSION  DATE"  shall  have the  meaning  ascribed  to such term in
Section 6(c).

         "DGCL" shall have the meaning set forth in the preamble to this Certificate of Designation.

         "FAIR MARKET VALUE" shall mean, with respect to any listed security, its Market Price, and with respect to any property or assets other than cash or listed securities, the fair value thereof determined in good faith by the Board of Directors.

         "MARKET PRICE" means, as to any class of listed securities, the average of the closing prices of such security's sales on all United Sates securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day,


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or,  if on  any  day  such  security  is  not  so  listed,  the  average  of the representative bid and asked prices quoted by the Nasdaq Stock Market, Inc. ("NASDAQ") as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted by the Nasdaq, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day.

         "PERSON" shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

         "PREFERRED STOCK" shall have the meaning set forth in the preamble to this Certificate of Designation.

         "SERIES D PREFERRED STOCK" shall have the meaning set forth in Section 1 hereof.

         "SERIES D RECAPITALIZATION EVENT" shall mean any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series D Preferred Stock.

         "STATED VALUE" shall mean the stated value of each shares of Series D Preferred Stock, which shall be $1,200.00 per share.

SECTION 3 VOTING RIGHTS. Except as otherwise provided by the DGCL and in addition to any voting rights provided by the DGCL or other applicable law, the holders of Series D Preferred Stock shall be entitled to vote (or render written consents) together with the holders of the Common Stock and any other class or series of capital stock of the Corporation entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws of the Corporation) holders of Common Stock. When voting together with the holders of Common Stock, each share of Series D Preferred Stock shall entitle the holder thereof to cast one vote for each vote that such holder would be entitled to cast had such holder converted its Series D Preferred Stock into shares of Common Stock as of the record date for determining the stockholders of the Corporation eligible to vote on any such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Series D Preferred Stock shall be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

         SECTION 4 DIVIDENDS.

         (a) DIVIDEND AMOUNT. Holders of the shares of Series D Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends at the rate per share (as a percentage of the Stated Value) of 8% per annum accruing daily from and after the 90th calendar day after the first issuance of shares of Series D Preferred Stock. Accrued dividends shall be accreted to Stated Value and converted into Common Stock on the Conversion Date.

         (b) EQUITABLE ADJUSTMENTS. All numbers relating to the calculation of dividends shall be subject to an equitable adjustment in the event of any Series D Recapitalization Event.


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


         SECTION 5 LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, and after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL, any remaining assets of the Corporation shall be distributed pro rata to the holders of Common Stock and the holders of Series D Preferred Stock as if the Series D Preferred Stock had been converted into shares of Common Stock pursuant to the provisions of Section 6 hereof immediately prior to such distribution.

         SECTION 6 CONVERSION RIGHTS.

         (a) GENERAL. All shares of Series D Preferred Stock shall be automatically converted into shares of Common Stock in the ratio of Sixty Thousand (60,000) shares of Common Stock for each share of Series D Preferred Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent immediately upon the availability of a sufficient number of authorized shares of Common Stock to permit the conversion of the shares of Series D Preferred Stock into shares of Common Stock, whether pursuant to a stock split, combination, reorganization, recapitalization, reclassification, the effectiveness of the filing of an amendment to the Corporation's Certificate of Incorporation, or otherwise.

         (b) FRACTIONS OF SHARES. No fractional shares of Common Stock shall be issued upon conversion of shares of Series D Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series D Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Fair Market Value of one share of Common Stock on the Conversion Date.

         (c) MECHANICS OF CONVERSION. Series D Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date (the "CONVERSION DATE") of the event triggering automatic conversion pursuant to
Section 6(a), and at such time the rights of the holder of such shares of Series D Preferred Stock as a holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date the Corporation shall provide written notice to each holder of record of Series D Preferred Stock of such event, and upon surrender of the certificate evidencing such share of Series D Preferred Stock, the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of Series D Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(b).

         (d)  ADJUSTMENTS.  The conversion ratio set forth in Section 6(a) shall
be  subject  to  an  equitable   adjustment   in  the  event  of  any  Series  D
Recapitalization Event.


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         IN WITNESS  WHEREOF,  the  Corporation  has caused this  Certificate of
Designation, Preferences and Rights to be signed by Raymond Musci, its President, this 28 day of February, 2007.


                                  By:   /s/ Raymond Musci
                                        --------------------------
                                        Name:  Raymond Musci
                                        Title: President


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